Exhibit 99.1

AFFILIATED MANAGERS GROUP, INC.

NOTICE OF REDEMPTION TO THE HOLDERS OF THE

6.375% Senior Notes due 2042

(CUSIP No. 008252876)* (NYSE:MGR)

Redemption Date: Tuesday, August 15, 2017

NOTICE IS HEREBY GIVEN that Affiliated Managers Group, Inc., a Delaware corporation (the “Company”), has elected to redeem and will redeem on August 15, 2017 (the “Redemption Date”), all of its issued and outstanding 6.375% Senior Notes due 2042 (CUSIP No. 008252876) (the “Notes”), in the aggregate principal amount of $200,000,000.  The redemption price equals 100.00% of the principal amount of the Notes to be redeemed, or $25 per Note (the “Redemption Payment”).  In accordance with Section 2.01(e) of the Indenture (as defined below), quarterly interest payable on the Redemption Date will be paid to Holders of the Notes to whom the Redemption Payment for such Notes is payable.  The redemption of the Notes is being effected pursuant to Article III of the Indenture, dated as of August 8, 2012 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of August 8, 2012 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).  Terms used but not defined herein shall have the meanings specified in the Indenture.

On the Redemption Date, the Redemption Payment will become due and payable on the Notes.  Interest on the Notes will cease to accrue on and after the Redemption Date.  To collect the Redemption Payment, the Notes must be surrendered to the Trustee by effecting a book-entry transfer of the Notes or delivering the Notes in certificated form, together with necessary endorsements, as the case may be.  The addresses for the Trustee are as follows:

Registered & Certified Mail	Regular Mail or Courier	In Person by Hand Only
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9300-070	MAC N9300-070	MAC N9300-070
600 South Fourth Street	600 South Fourth Street	600 South Fourth Street
Minneapolis, MN 55402	Minneapolis, MN 55402	Minneapolis, MN 55402

Inquiries may be made by contacting the Trustee by telephone at (800) 344-5128 or by facsimile transmission at (612) 667-6282.

Dated: July 12, 2017

Under U.S. federal income tax law, backup withholding (currently at a rate of 28%) may apply to payments on the Notes, including the Redemption Payment, made to certain Holders who fail to furnish the Trustee with a valid taxpayer identification number. Holders of the Notes who wish to avoid the imposition of such withholding tax should submit certified taxpayer identification numbers on a properly completed Internal Revenue Service Form W-9 when presenting their Notes for payment (or, if applicable, should submit a properly completed Internal Revenue Service Form W-8BEN, W-8BEN-E or other certification establishing an exemption from withholding).

* The CUSIP number has been assigned to this issue by CUSIP Global Services (managed by S&P Global Market Intelligence on behalf of the American Bankers Association) and is included solely for the convenience of the Holders of the Notes.  No representation is being made as to the correctness or accuracy of the CUSIP number either as printed on the Notes or as contained herein and the Holder may rely only on the identification numbers printed on its Note.